Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169821

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC. MONTHLY PRICING SUPPLEMENT, DATED OCTOBER 1, 2012, TO THE PROSPECTUS, DATED APRIL 27, 2012 Monthly Pricing Supplement (unaudited)

On October 1, 2012, our net asset value (“NAV”) per institutional share is $9.798 and our NAV per retail share is $9.870.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of September 4, 2012:	$6,882,096.17

Net Assets as of October 1, 2012:
Real Estate Properties, at Fair Value	$25,999,999.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,346,251.84
Subscriptions Receivable	—
Prepaid Organizational and Other Costs	4,100,364.08
Total Net Assets	31,446,615.88
Liabilities
Financing	21,364,848.93
Deferred Revenue	123,376.38
Other Liabilities (1)	2,976,252.53
Total liabilities	24,464,477.84
Net Asset Value	$6,982,138.04

(1) As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
September 5, 2012	$9.788	$9.855
September 6, 2012	$9.788	$9.856
September 7, 2012	$9.788	$9.856
September 10, 2012	$9.788	$9.857
September 11, 2012	$9.788	$9.857
September 12, 2012	$9.789	$9.857
September 13, 2012	$9.789	$9.858
September 14, 2012	$9.789	$9.858
September 17, 2012	$9.789	$9.859
September 18, 2012	$9.789	$9.859
September 19, 2012	$9.789	$9.859
September 20, 2012	$9.789	$9.860
September 21, 2012	$9.789	$9.860
September 24, 2012	$9.790	$9.861
September 25, 2012	$9.790	$9.861
September 26, 2012	$9.790	$9.861
September 27, 2012	$9.790	$9.862
September 28, 2012	$9.790	$9.862
October 1, 2012	$9.798	$9.870